Item 8.     Financial Statements and Supplementary Data


                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                          (A Development Stage Company)

                           INDEX TO FINANCIAL STATEMENTS

____________________________________________________________________________



                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                          (A Development Stage Company)


                              FINANCIAL STATEMENTS

                 For the years ended September 30, 2009 and 2008


                                                                    Page No.

REPORTS OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRMS                                                F - 1 and F - 2

FINANCIAL STATEMENTS

Balance Sheets
        At September 30, 2009 and 2008                               F - 3

Statements of Operations
	For Fiscal Years Ended September 30, 2009 and 2008,
	and the period from February 17, 2004 (Inception)
        to September 30, 2009                                        F - 4

Statements of Stockholders' Deficit
	For the period from February 17, 2004 (Inception) to
        September 30, 2009                                           F - 5

Statements of Cash Flows
	For Fiscal Years Ended September 30, 2009 and 2008,
	and the period from February 17, 2004 (Inception) to
        September 30, 2009                                           F - 6

NOTES TO FINANCIAL STATEMENTS                                 F - 7 thru F - 11

                             TRIM HOLDING GROUP
                        (formerly TNT Designs, Inc.)
                        (A Development Stage Company)
                                BALANCE SHEETS

                                                           September 30,
                                                        2009           2008
                                   ASSETS
Current Assets:
  Cash                                                $    557       $  4,015
    Total Current Assets                                   557          4,015

TOTAL ASSETS                                          $    557       $  4,015

                    LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
  Accounts payable and accrued expenses               $ 30,587       $ 16,873
  Due to stockholder/officer                            40,000         70,481
    Total Current Liabilities                           70,587         87,354

Commitments and Contingencies                                -              -

Stockholders' Deficit:
  Common Stock par value $0.0001; 30,000,000 shares
    authorized; 2,262,500 issued and outstanding on
    September 30, 2009 and 2,292,500 issued and
    outstanding on September 30, 2008                      226            229
  Additional paid in capital                           139,182         29,221
  Deficit accumulated during the development stage    (209,438)      (112,789)
    Total Stockholders' Deficit                        (70,030)       (83,339)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT           $    557       $  4,015

The accompanying notes are an integral part of these financial statements.

                                     F - 3

                               TRIM HOLDING GROUP
                           (formerly TNT Designs, Inc.)
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                             From February 17,
                                                                   2004
                                                                (Inception)
                                      For Fiscal Years Ended      through
                                           September 30,       September 30,
                                        2009           2008         2009
Sales                                $        -     $        -   $   42,021
Cost of Goods Sold                            -              -       36,419
  Gross Profit                                -              -        5,602

General and Administrative
  Expenses                           $   96,649     $   28,585   $  215,040

Net Loss                             $  (96,649)    $  (28,585)  $ (209,438)


Net Loss Per Share:
  Basic and Diluted                  $   (0.042)    $   (0.012)  $   (0.093)

Weighted Average Shares
  Outstanding:
    Basic and Diluted                 2,282,353      2,292,500    2,253,934

The accompanying notes are an integral part of these financial statements.

                                    F - 4

                              TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                         (A Development Stage Company)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
   FOR THE PERIOD FEBRUARY 17, 2004 (INCEPTION) THROUGH SEPTEMBER 30, 2009

                                              Additional
                            Common Stock        Paid In  Accumulated
                           Shares    Value      Capital    Deficit    Total
Sale of Common Stock to  2,000,000 $      200 $        - $        - $      200
  Officer, at $0.0001,
  per share (February
  17, 2004)

Sale of Common Stock
  Under Private
  Placement, at $0.10,
  per share, (March to
  May 2004)                100,000         10      9,990          -     10,000

Net Loss                         -          -          -     (2,407)    (2,407)

  Balance as of
  September 30, 2004     2,100,000        210      9,990     (2,407)     7,793

Stock Issued for
  Services at $0.10,
  per share, (December
  2004)                    100,000         10      9,990          -     10,000

Sale of Common Stock
  Sold Under Private
  Placement, at $0.10,
  per share, (March
  2005)                     92,500          9      9,241          -      9,250

Net Loss                         -          -          -    (25,365)   (25,365)

  Balance as of
    September 30, 2005   2,292,500        229     29,221    (27,772)     1,678

Net Loss                         -          -          -    (31,416)   (31,416)

  Balance as of
    September 30, 2006   2,292,500        229     29,221    (59,188)   (29,738)

Net Loss                         -          -          -    (25,016)   (25,016)

  Balance as of
    September 30, 2007   2,292,500        229     29,221    (84,204)   (54,754)

Net Loss                         -          -          -    (28,585)   (28,585)

  Balance as of
    September 30, 2008   2,292,500        229     29,221   (112,789)   (83,339)

Officer Advances &
  Accrued Expenses
  Discharged               (30,000)        (3)   109,961          -    109,958

Net Loss                         -          -          -    (96,649)   (96,649)

  Balance as of
    September 30, 2009   2,262,500 $      226 $  139,182 $ (209,438) $ (70,030)

The accompanying notes are an integral part of these financial statements.

                                    F - 5

                              TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                         (A Development Stage Company)
                           STATEMENTS OF CASH FLOWS

                                                                       From
                                                                   February 17,
                                                                       2004
                                                                    (Inception)
                                            For Fiscal Years Ended   through
                                                 September 30,       Sept. 30,
                                               2009        2008        2009

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                  $  (96,649) $  (28,585) $ (209,438)
  Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
    Common stock issued for services                 -           -      10,000
    Changes in assets and liabilities:
      Accounts receivable                            -      21,804           -
      Accounts payable and accrued expenses     53,191       8,955      70,064
      Inventory                                      -         996           -
        Net Cash Provided by (Used In)
          Operating Activities                 (43,458)      3,170    (129,374)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net advances from stockholder/officer         40,000           -     110,481
  Proceeds from sale of common shares                -           -      19,450
    Net Cash Provided by Financing Activities   40,000           -     129,931

NET CHANGE IN CASH AND CASH EQUIVALENTS         (3,458)      3,170         557

CASH AND CASH EQUIVALENTS:
  Beginning of the Period                        4,015         845           -

  End of the Period                         $      557  $    4,015  $      557

Supplemental disclosure of non-cash operating and financing activities:
  Discharge in full of officer advances and transfer of accrued expenses to Additional Paid-In Capital totalling $109,958.

The accompanying notes are an integral part of these financial statements.

                                     F - 6

NOTE 1 - NATURE OF BUSINESS


Trim Holding Group (formerly TNT Designs, Inc.) (the "Company") was incorporated on February 17, 2004 in the state of Delaware. The Company changed its name from TNT Designs, Inc. to Trim Holding Group pursuant to a merger which is described in Note 8 - Subsequent Events. A substantial part of the Company's activities were involved in developing a business plan to market and distribute scarves, handbags and other products.

On June 16, 2009, the majority interest in the Company was purchased in a private agreement by Louis Bertoli, an individual, with the objective to acquire and/or merge with other businesses. At September 30, 2009, the Company had not yet commenced operation. Expenses incurred from February 17, 2004 (date of inception) through September 30, 2009 relate to the Company's formation and general administrative activities.

The Company, based on proposed business activities, is a ''blank check'' company. The Securities and Exchange Commission defines such a Company as ''a development stage company'' when it has no specific business plan or purpose, or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and is issued 'penny stock,' as defined in Rule 3a 51-1 under the Securities Exchange Act of 1934. Many states have enacted statutes, rules and regulations limiting the sale of securities of ''blank check'' companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in its securities, either debt or equity, until the Company concludes a business combination.

The Company was acquired as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent that desires to employ the Company's funds in its business. The Company's principal business objective for the next twelve (12) months, and beyond such time, will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company.

NOTE 2 - BASIS OF PRESENTATION

The accompanying audited Financial Statements ("Financial Statements") have been prepared by management in accordance with U.S. generally accepted accounting principles ("GAAP"). In the opinion of management, all adjustments, consisting principally of normal recurring adjustments, considered necessary for a fair presentation have been included.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES


Development Stage Company
The Company is a development stage company. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated, since inception, have been considered as part of the Company's development stage activities.

Use of Estimates
The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of



NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued)

the financial statements and the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from these estimates.

Fiscal Year End
The Company has a fiscal year ending on September 30.

Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments
The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments.

Income Taxes
The Company accounts for income taxes under the asset and liability method, where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Loss per Share
Basic loss per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is computed by dividing net income, or loss, by the weighted average number of shares of both common and preferred stock outstanding for the period.

As of September 30, 2009 and 2008, basic and diluted loss per share was the same as there were no outstanding instruments having a dilutive effect.

Revenue Recognition
Revenue is recorded when an arrangement exists, the sales price is fixed or determinable and collection is reasonably assured, usually when goods are shipped to the customer.

Recently Issued Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (FASB) established the FASB Accounting Standards Codification (Codification), which officially commenced July 1, 2009, to become the source of authoritative US GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative US GAAP for SEC registrants. Generally, the Codification is not expected to change US GAAP. All other accounting literature excluded from the Codification will be considered non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the new standards for our fiscal year ending September 30, 2009. All references to authoritative accounting literature are now referenced in accordance with the Codification.

In June 2009, FASB issued guidance related to consolidation of variable interest entities. This guidance amends Interpretation 46(R) to replace the quantitative-based risks and rewards calculation for


NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued)

determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. This guidance shall be effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.

In June 2009, FASB issued guidance related to accounting for transfers of financial assets, in order to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor's continuing involvement in transferred financial assets. This guidance must be applied as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This guidance must be applied to transfers occurring on or after the effective date. The Company does not expect the adoption of this guidance to have a material impact on its financial statements.


NOTE 4 - COMMITMENTS AND CONTINGENCIES


In March 2009, Raich Ende Malter & Co. LLP, prior auditors of the Company, commenced an action against the Company alleging unpaid accounting services provided to the Company in the amount of $15,000. The Company disputes the allegations and intends to vigorously defend the action pending in the District Court of the County of Nassau, First District: Hempstead, Index 008006. Pursuant to an agreement the prior majority shareholder and director has agreed to indemnify and be responsible for up to $25,000 associated with this claim.

On September 28, 2009, a settlement of $17,500 was reached with Raiche Ende Malter & Co LLP for which payment was made in full.

NOTE 5 - DUE TO OFFICER

As of September 30, 2009, the Company received advances of $40,000 from its majority shareholder to be used for working capital. The advances are unsecured, non-interest bearing and payable on demand.

As of June 16, 2009, the retiring officer and then majority shareholder had made advances of $70,271 ($70,481 as of September 30, 2008) and the related accrued expenses of $39,687 as of June 16, 2009 both of which were discharged and transferred to Additional Paid-In Capital in accordance with the private sale agreement between the retiring officer and Louis Bertoli (current majority shareholder).

NOTE 6 - RELATED PARTY TRANSACTIONS

On July 20, 2009, the Company entered into a two-year consulting agreement with an affiliated party. The affiliated party will provide office space, office identity and assist the Company with corporate, financial, administrative and management records. During fiscal year ended September 30, 2009, the Company incurred expenses of $11,935 in relation to these services.




NOTE 7 - INCOME TAXES

The Company has incurred losses since February 17, 2004 (inception). The Company has a net operating loss carry forward for income tax purposes of approximately $209,438 that may be applied against future taxable income.

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The principal source of timing difference is the timing of the utilization of the net operating losses.

The Company is uncertain whether it will realize any future tax benefit of its deferred tax asset and, accordingly, a full valuation allowance was provided against the Company's deferred tax asset.

As of September 30, 2009 and 2008, the deferred tax asset computed by applying the U.S. statutory income tax rate of 34% tax bracket consists of the following:




                                2009     2008
Federal loss carry forwards   $ 71,000 $ 36,000
State loss carry forwards        8,000    4,000

Deferred tax asset              79,000   40,000
Valuation allowance            (79,000) (40,000)

Net deferred tax asset        $      - $      -

The approximate available unused capital loss carry forward expiring on September 30, 2029 is $209,438, expiring on September 30, 2028 is $112,789, expiring on September 30, 2027 is $84,204, expiring on September 30, 2026 is $59,188, expiring on September 30, 2025 is $27,772, expiring September 30, 2024 is $2,407.

NOTE 8 - SUBSEQUENT EVENTS

The Company has performed a review of events subsequent to September 30, 2009 and through
December 30, 2009, the date the financial statements were issued.

On October 6, 2009, the majority shareholder loaned the Company an additional $70,000 to be used for working capital.

On October 7, 2009, the Board of Directors approved the change of the Company's fiscal year end from September 30 to December 31.

On October 7, 2009, the Company approved a merger with and into Trim Nevada, Inc., which will be the surviving corporation. The merger will not result in any change in the Company's business, management, assets, liabilities, net worth or location of principal executive offices. However, this merger will change the legal domicile from Delaware to Nevada where Trim Nevada, Inc. is incorporated. Each outstanding share of TNT Designs, Inc. will be automatically converted into one share of the common stock of Trim Nevada, Inc.

On October 7, 2009, the Company approved increasing the number of authorized shares of common stock from 30,000,000 to 400,000,000 with no change in par value of $0.0001 per share.




NOTE 8 - SUBSEQUENT EVENTS (continued)

On October 7, 2009, the Company approved the designation of two classes of preferred stock totaling 100,000,000 shares. The first class is called Series 1, Class P-1 consisting of 25,000,000 authorized shares with a par value of $8.75 per share; each share will have voting rights equal to 100 shares of common stock; each share will be convertible into 1.25 shares of common stock at the discretion of the shareholder. The second class is called Series 2, Class P-2 consisting of 75,000,000 authorized shares with a par value of $7.00 per share; each share will have the voting rights equal to 1 share of common stock; each share will be convertible into one share of common stock at shareholder's discretion.

On October 7, 2009, the Company approved a name change from TNT Designs, Inc. to Trim Holding Group.

On October 21, 2009, the Company announced the change in the Company's business focus to health care and environmental quality sectors.

On December 9, 2009, the Company issued 22,000 shares of preferred stock to Louis Bertoli (director and officer of the Company) in consideration for satisfaction of an outstanding debt incurred from a cash loan of $192,500 provided by Louis Bertoli to the Company.
TRIM HOLDING GROUP
(formerly TNT Designs, Inc.)
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS
                                      F - 7